Exhibit 5.2

366 Madison Avenue
3rd Floor
New York, NY 10017
tel: (212) 588-0022
fax: (212) 826-9307

September 11, 2025

YY Group Holding Limited

#09-13/14/15/16/17

Paya Lebar Square

Singapore 409051

Re: YY Group Holding Limited

Ladies and Gentlemen:

We have acted as U.S. securities counsel to YY Group Holding Limited., a company established under the laws of the British Virgin Islands (the “Company”), in connection with, among other matters, the issuance and sale of (i) 9,523,811 Class A ordinary shares of the Company, at no par value per share (the “Shares”), and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 14,285,716 Class A ordinary shares (the “Warrant Shares”) pursuant to the Amended and Restated Securities Purchase Agreement, dated September 11, 2025, between the Company and the purchasers identified on the signature pages thereto (the “Securities Purchase Agreement”).

The Company registered the sale of the Shares, the Warrants, and the Warrant Shares by means of a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 11, 2025 (the “Prospectus Supplement”), related to the registration statement on Form F-3 (File No. 333-286705) (the “Registration Statement”), which includes the base prospectus (the “Base Prospectus”), initially filed with the SEC on April 23, 2025 and declared effective on April 30, 2025. All capitalized terms used herein and not expressly defined herein have the definitions specified in the Securities Purchase Agreement. This opinion is being furnished to you in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement.

In rendering the opinions expressed below, we have examined physical or electronic copies of:

1.	The Registration Statement;

2.	The Base Prospectus;

3.	The Prospectus Supplement;

4.	Resolutions of the Board of Directors of the Company (the “Board”), dated September 10, 2025, approving this transaction and the execution of the Transaction Documents (to be defined below);

5.	The Securities Purchase Agreement;

6.	The Placement Agency Agreement, entered on September 10, 2025, between the Company and FT Global Capital, Inc. (the “Placement Agency Agreement”);

8.	The form of the Warrants;

9.	The documents which have previously been filed by the Company with the SEC via the SEC’s EDGAR system and which are incorporated by reference in the Registration Statement; and

10.	Such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

366 Madison Avenue
3rd Floor
New York, NY 10017
tel: (212) 588-0022
fax: (212) 826-9307

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, (iii) the legal capacity of all natural persons, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (vi) the authenticity of the originals of such documents, (vi) the due authorization of the Warrants, and (vii) the valid issuance of the Warrants pursuant to the terms of the Securities Purchase Agreement. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

You are advised that we are members of the Bar of the State of New York. We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Placement Agency Agreement, the Securities Purchase Agreement, and the Warrants (collectively, the “Transaction Documents”). Because the agreements governing each of the Warrants contain a provision stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. With respect to (i) the Shares and Warrants being duly and validly issued, fully paid and non-assessable and (ii) the Warrant Shares being duly and validly issued, fully paid and non-assessable upon the exercise of the Warrants, respectively, we have relied on the opinion of Mourant Ozannes filed as Exhibit 5.1 to the Report of Foreign Private Issuer on Form 6-K filed on September 11, 2025.

Based upon and subject to the foregoing, we are of the opinion that each of the Warrants, if and when issued, delivered and paid for as contemplated by the terms of the Transaction Documents, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we have assumed the Exercise Price (as defined in each the Warrants) will not be adjusted to an amount below the par value per share of the ordinary shares.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. Our opinion represents only our interpretation of the law and has no binding, legal effect on any court. It is possible that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement and to the use of our name in the Registration Statement, the Base Prospectus and the Prospectus Supplement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP